EXHIBIT 5.1

September 1, 2023

Ault Alliance, Inc.

11411 Southern Highlands Parkway, Suite 240

Las Vegas, Nevada 89141

Re:	Registration Statement on Form S-3 (Registration No. 333-260618)

Ladies and Gentlemen:

We have acted as counsel to Ault Alliance, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to an aggregate principal amount of $48.0 million of its senior notes, consisting of $8 million principal amount of its 7.00% senior notes due 2024, $10.0 million principal amount of its 8.50% senior notes due 2026 and $30.0 million principal amount of its 10.50% senior notes due 2028 (collectively, the “Notes”), pursuant to a Registration Statement on Form S-3 (File No. 333-260618) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the SEC on November 12, 2021, and the related prospectus dated therein (the “Prospectus”), as supplemented by the prospectus supplement dated September 1, 2023 pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing, we are of the opinion that the Notes, when issued by the Company and delivered to and paid for by investors in the manner and on the terms described in the Prospectus Supplement, will be validly authorized and issued by the Company and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iv) that we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Notes.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2023, which is incorporated by reference in the Registration Statement and the Prospectus, and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP